                                                                  EXHIBIT 4(iii)


                         ENFORCER PRODUCTS 401(K) PLAN

                       (Effective As Of January 1, 1999)



                            SUMMARY PLAN DESCRIPTION




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This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933

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Date of Distribution:
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

                               TABLE OF CONTENTS


                                                                                                        PAGE NUMBER
                                                                                                        -----------

ABOUT THIS BOOKLET................................................................................................1

SUMMARY OF KEY FEATURES...........................................................................................2

PARTICIPATION IN THE PLAN.........................................................................................4

CONTRIBUTIONS TO THE PLAN.........................................................................................4

INVESTMENT OF YOUR ACCOUNT........................................................................................7

BENEFITS AND PAYMENT OF BENEFITS.................................................................................11

FEDERAL INCOME TAX CONSIDERATIONS................................................................................16

WITHDRAWALS AND LOANS UNDER THE PLAN.............................................................................17

YEARS OF SERVICE, VESTING AND REEMPLOYMENT.......................................................................19

PLAN ADMINISTRATION..............................................................................................21

CLAIMS UNDER THE PLAN............................................................................................22

AMENDMENT AND TERMINATION OF THE PLAN............................................................................24

MISCELLANEOUS....................................................................................................25

BASIC PLAN DATA..................................................................................................27

GLOSSARY.........................................................................................................28

INVESTMENT FUNDS AND INVESTMENT PERFORMANCE......................................................................31

                               ABOUT THIS BOOKLET


General

This booklet provides the Summary Plan Description for the ENFORCER PRODUCTS 401(K) PLAN (the "Plan"), as amended and restated effective as of January 1, 1999. The Plan covers eligible employees of Enforcer Products, Inc. (the "Employer") and certain of its affiliates. The purpose of the Plan is to encourage eligible employees to regularly save a part of their compensation on a tax-deferred basis and to provide them a way to accumulate additional amounts for retirement.

This booklet is intended to provide a summary of the major provisions of the Plan. Your benefits are described as clearly as possible with minimal use of technical words and phrases appearing in the legal documents. However, the official plan documents remain the final authority on the Plan's terms and, in the event of conflict with this booklet, shall govern in all cases. Also, this booklet is subject to amendment for changes required to the Plan by the Internal Revenue Service and for any other changes to the final Plan document.

Prospectus

This document also constitutes part of a prospectus relating to 50,000 shares of National Service Industries, Inc. Common Stock, par value $1.00 per share, and interests in the Plan, which are offered pursuant to the provisions of the Plan.

                            SUMMARY OF KEY FEATURES

                  This section summarizes the key features of the Plan; more detailed information follows this Summary. This Summary is cross-referenced for your convenience to the Questions which immediately follow. Also, a "Glossary" of important Plan terms appears at pages 28 through 30.

                  ELIGIBILITY: Any employee of Enforcer Products, Inc. who has
(i) attained age 21, and (ii) completed 6 months of service is eligible to participate in the Plan by completing the Plan enrollment form. (See Question 1.)

                  EMPLOYEE CONTRIBUTIONS: You may contribute 1% to 15% of your Compensation by payroll deduction to the Plan on a "pre-tax" basis. You can change the amount of your Pre-Tax Contributions at any time. (See Questions 3 and 5.) There is an annual dollar limit on your Pre-Tax Contributions, and certain highly compensated employees may be subject to additional limitations. (See Question 6.) Pre-tax contributions are not subject to federal (and in most cases, state) income tax in the year in which they are made. Taxes on your Pre-Tax Contributions (and any investment earnings on those contributions) are delayed until your Plan account is paid to you. (See Questions 21 and 22.)

                  EMPLOYER CONTRIBUTIONS: The Employer will make a Matching Contribution to the Plan on your behalf. The amount of the Matching Contribution will be determined by the Employer each year in its discretion. (See Question 7.) The Employer, at its discretion, may also make a Profit Sharing Contribution to the Plan on your behalf. The amount of any Profit Sharing Contributions will be determined by the Employer. (See Question 7.)

                  VESTING: The Matching Contributions and Profit Sharing Contributions made by the Employer on your behalf are subject to a "vesting schedule" that is based on your Years of Service. (See Questions 19 and 26.) You will receive a Year of Service for each Plan Year in which you complete 1,000 or more Hours of Service. You are always fully (100%) Vested in the Pre-Tax Contributions and Rollover Contributions (if any) you make to the Plan.

                  DISTRIBUTIONS: Your Vested Interest in the Plan will generally be paid to you as soon as possible after you terminate employment, retire, or become Disabled. However, if the value of your Account exceeds $5000, you may choose to delay payment until a later date. If you die, your beneficiary will receive your Plan Account. If you became a Participant on or after January 1, 1999, your Plan Account will automatically be paid to you in a single lump sum. If you became a Participant prior to January 1, 1999, you may elect among other forms of payment. Depending on the balance of your Account at the time it is to be paid to you, certain portions of it may be paid to you in shares of NSI Common Stock. (See Questions 16 through 20.)

                  INVESTMENTS: The Plan gives you the right and responsibility to direct the investment of your Plan Account, except for Matching Contributions and Profit Sharing Contributions, which will automatically be invested in the NSI Stock Fund. (See Question 11.)

You may invest the remainder of your Plan Account among the Investment Funds available under the Plan, and change your investment election on any business day. (See Question 12.)

                  HARDSHIP WITHDRAWALS: If you have an immediate and substantial financial hardship that meets one of the purposes specified in IRS rules (see Question 23), you will be permitted to withdraw a portion of your Plan Account due to the hardship. However, you will be suspended from making Pre-Tax Contributions to the Plan for 12 months following your withdrawal. The minimum amount of a hardship withdrawal is $1,000. You may make only one hardship withdrawal each calendar year. Hardship withdrawals are subject to ordinary income tax and, in most cases, a 10% premature withdrawal penalty tax.

                  LOANS: You may also elect to take a loan from your Plan Account once each calendar year. The minimum loan amount is $1,000 and is secured by your vested interest. The maximum amount you may borrow is 50% of your vested interest (but not more than $50,000). Loans are repaid through payroll deduction over a period of 5 years or less. The interest rate is determined by the Plan Administrator. You may only have one loan outstanding at a time. (See Question 24.)

                  ACCOUNT INFORMATION AND BENEFITS PHONE: As described in Questions 4, 5 and 12, you may obtain information about your Plan Account, change the amount of your Pre-Tax Contributions, or change the investment of your Plan Account by calling a special 24-hour "800" telephone number called the "Benefits Phone". The Benefits Phone provides you a convenient way to keep track of your investments and change how your Plan Account is invested.

                           PARTICIPATION IN THE PLAN

1.       WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN AND WHEN?

                  (a) Eligible Employees - You are eligible to participate in the Plan if you are an employee of Enforcer Products, Inc. You will not be eligible to participate in the Plan if you are (i) a leased employee, (ii) an independent contractor, or (iii) a union employee whose collective bargaining agreement does not provide for Plan participation.

                  (b) Participation - If you have completed at least 6 months of service and have attained age 21, you are eligible to participate in the Plan.

                  (c) Enrollment - Once you have met the age and service requirements, you can begin to participate on the first day of the following month. You must also complete the necessary enrollment forms within the time prescribed by the Plan Administrator. If you do not elect to participate immediately upon meeting the eligibility requirements, you may defer your enrollment to any future time, as long as you remain an eligible employee.

                  (d) Continued Participation in the Plan - You will continue to participate in the Plan until you retire, become Disabled, die, terminate employment, or otherwise cease to be in the eligible employee group.

                  (e) Impact on Other Benefits - Your participation in the Plan will not affect your entitlement to federal Social Security benefits or any other retirement benefits provided by the Employer for which you may be eligible.

                           CONTRIBUTIONS TO THE PLAN


2.       WHO CONTRIBUTES TO THE PLAN?

                  Both you and the Employer contribute to the Plan. You can elect to contribute a portion of your Compensation each year to the Plan on a pre-tax basis. The Employer makes Matching Contributions based on the amount you contribute, and may, at its discretion, make Profit Sharing Contributions to the Plan on your behalf.

3.       HOW CAN I MAKE PRE-TAX CONTRIBUTIONS?

                  You may elect to contribute from 1% to 15% of your annual Compensation, in 1% increments, to the Plan on a pre-tax basis. These Pre-Tax Contributions will be credited to your Pre-Tax Account.

                  You elect to make Pre-Tax Contributions by completing an election form provided by the Plan Administrator. Your initial election to make Pre-Tax Contributions will become effective as soon as practicable after you become eligible to participate and will generally be effective for the first payroll period beginning or after the date you become eligible. Your election will continue in effect until you change it or stop participating in the Plan.

4.       WHAT IS THE "BENEFITS PHONE"?

                  The Benefits Phone is provided through the Plan recordkeeper, INVESCO, and it is a convenient way to make changes in your Pre-Tax Contributions, obtain information about the value of your Plan Account, and make changes regarding the investment of your Account. After you enroll in the Plan, you will be assigned a Personal Identification Number ("PIN") which will allow you to use the 24-hour, "800" telephone number to make these changes and find out about your Account and the amount in each Investment Fund. You will receive a written confirmation of any changes you make through use of the Benefits Phone.

5.       CAN I CHANGE OR STOP MY PRE-TAX CONTRIBUTIONS?

                  You may change your existing Pre-Tax Contribution election by using the Benefits Phone or by delivering an executed change form to the Plan Administrator. Any changes must be made in 1% increments and will be effective as soon as practicable after the Plan Administrator receives your executed change form. Once your new election becomes effective, it will remain in effect until you stop participating in the Plan or until you make a subsequent change.

                  You may also elect to stop your Pre-Tax Contributions by following the same procedure for changing your election. Unless you are prevented from making Pre-Tax Contributions because of a hardship withdrawal, you may resume making Pre-Tax Contributions as of the first day of any month, provided adequate advance notice is given.

6.       ARE MY PRE-TAX CONTRIBUTIONS TO THE PLAN LIMITED?

                  IRS rules restrict the amount of Pre-Tax Contributions you can make to the Plan. During any calendar year, you may never contribute more than an IRS dollar limit (which is "indexed" annually to reflect increases in the cost of living). The 1999 calendar year limit on Pre-Tax Contributions, for example, is $10,000. This indexed limit applies not only to Pre-Tax Contributions under this Plan, but also to any other pre-tax contributions you may have made to other 401(k) plans, simplified employee pension plans, or tax-favored annuity plans, whether maintained by the Employer or another employer. You should notify the Plan Administrator by March 1 if you made contributions to another such plan during the prior calendar year.

                  In addition, a special nondiscrimination test, known as the "average deferral percentage" test, may limit the amount that Highly Compensated Employees may contribute to the Plan on a pre-tax basis during a Plan Year. To the extent that actual Pre-Tax Contributions exceed this limit, that excess will be distributed to the appropriate Highly Compensated Employee(s), with earnings (if any). The Plan Administrator reserves the right to reduce or limit Pre-Tax Contributions during the year if it appears that excess deferrals will otherwise occur.

7. HOW MUCH DOES NSI CONTRIBUTE AS A MATCHING CONTRIBUTION OR A PROFIT SHARING CONTRIBUTION?

                  For each month in which you make Pre-Tax Contributions, the Employer will make a Matching Contribution to your Matching Contribution Account in an amount determined at its discretion. Matching Contributions will be made in the form of NSI Common Stock, or in cash which will be used to purchase NSI Common Stock, and are subject to special IRS nondiscrimination rules similar to those described in Question 6. If Matching Contributions on your behalf are restricted by these rules, you will be notified.

                  The Employer, at its discretion, may also make a Profit Sharing Contribution to the Plan on your behalf. The amount of any Profit Sharing Contributions will be determined by the Employer at its discretion.

8.       CAN I MAKE ROLLOVER CONTRIBUTIONS TO THE PLAN?

                  Yes, in accordance with rules established by the Plan Administrator, you may elect to make a direct transfer of your account balance from another employer's qualified retirement plan to this Plan. However, the Plan will not accept rollover contributions from an individual retirement account ("IRA").

9.       WHEN WILL I RECEIVE A STATEMENT SHOWING THE VALUE OF MY ACCOUNTS?

                  You will receive a statement showing the value of your Plan Account as of the last day of each calendar quarter. This statement will indicate how your Account is invested and the activity in your Account since the preceding statement. You may also call the Benefits Phone to determine the value of your Account.


10. ARE THERE ANY LIMITATIONS ON THE AMOUNTS THAT MAY BE CONTRIBUTED TO MY PLAN ACCOUNTS?

                  Yes, the total amount of Pre-Tax Contributions, Matching Contributions, and Profit Sharing Contributions that can be allocated to your Account each year is limited by law to the lesser of (i) 25% of your Compensation, or (ii) $30,000. The $30,000 limit may be increased in the future in accordance with the tax laws and cost-of-living increases.

                           INVESTMENT OF YOUR ACCOUNT

11.      WHO IS RESPONSIBLE FOR THE INVESTMENT OF MY ACCOUNT IN THE PLAN?

                  The assets of the Plan are held in a trust fund by the Trustee. However, the Plan is designed so that you have the responsibility for directing how your Pre-Tax Account and Rollover Account are invested. Your Matching Contribution Account and Profit Sharing Account are automatically invested in the NSI Stock Fund. The Investment Funds presently offered by the Plan are described briefly below. Additional information on the Investment Funds and their investment performance will be provided to you with this Summary Plan Description (see "INVESTMENT FUNDS AND INVESTMENT PERFORMANCE" starting on page 31). The Investment Funds are:

                  (1) Stable Value Fund - This fund is a fixed income fund which is designed to provide a steady level of current income and preservation of principal. The fund is invested in a diversified portfolio of investment contracts issued by highly-rated financial institutions. The fund's rate of return will fluctuate and it is not intended to provide a guaranteed rate of return.

                  (2) The Balanced Fund - This fund is invested in a changing mix of high quality stocks and bonds. The fund is designed to provide capital growth and current income while limiting the risk of principal loss. This fund has a greater level of risk than the Stable Value Fund. Investments in the fund are subject to fluctuations in value and there is no guarantee of investment performance.

                  (3) Diversified Equity Fund - This fund is a diversified stock fund designed to invest in a broad range of common stocks and to provide capital growth through investment in the stocks of large well-known companies. This fund has a higher level of risk than the Balanced Fund. Investments in the fund are subject to fluctuations in value and there is no guarantee of investment performance.

                  (4) NSI Stock Fund - This fund is invested primarily in NSI Common Stock, although it may hold other short-term investments from time to time. The objective of the fund is to provide long-term capital appreciation through the ownership of NSI Common Stock. Because the fund will only hold one stock, it lacks diversification and may be subject to higher risks and greater fluctuations than a diversified portfolio. You may not direct that more than 50% of your Pre-Tax Account and if applicable, Rollover Account, be invested in this fund. The entire amount of your Matching Contributions and Profit Sharing Contributions will automatically be invested in this fund.

                  (5) S&P 500 Index Fund - This fund is invested in stocks in the Standard & Poor's 500 Composite Stock Price Index. The objective of the fund is to match the performance and risk characteristics of the unmanaged S&P 500 Index in order to provide long-term growth. Investments in this fund are subject to fluctuations, and there is no guarantee of investment performance.


                  (6) Small Company Growth Fund - This fund is designed to provide long-term growth by investing primarily in a diversified group of stocks in small or undiscovered companies that show potential for increased size, profitability and market awareness. This fund does not seek current income, and is designed more for long-term gains. Investments in this fund are subject to fluctuations, and there is no guarantee of investment performance.

                  (7) International Fund - This fund is invested in stocks of companies outside the United States. This fund is designed to achieve long-term growth through investing in companies with significantly better financial and return characteristics than their peer groups. This fund, which is well diversified and not heavily traded, achieves its return primarily from capital appreciation (an increase in stock prices) rather than dividends. Investments in this fund are subject to fluctuations, and there is no guarantee of investment performance.

                  (8) Bond Index Fund - This fund is invested in U.S. Treasury, agency, corporate, mortgage-backed, and asset-backed securities. This fund is designed to match the returns of the Lehman Brothers Aggregate Bond Index by investing in a well-diversified portfolio that is representative of the domestic investment grade bond market.

         Investments in this fund are subject to fluctuations, and there is no guarantee of investment performance.

The Investment Funds may be changed or modified from time to time by the Plan's Investment Committee.

12.      HOW DO I DIRECT THE INVESTMENT OF MY ACCOUNT?

                  You will be provided with a form by the Plan Administrator on which you will indicate how you want your existing Pre-Tax and Rollover Account balances invested, as well as your future Pre-Tax and/or Rollover Contributions to the Plan. You must direct the investment of your Pre-Tax and Rollover Accounts in 5% increments. If you fail to submit an investment election which properly directs the investment of your entire Pre-Tax Account and Rollover Account, the portions not designated for investment will be invested in the Stable Value Fund.

                  You may change your investment on any business day. Any change can be made using the Benefits Phone. Changes made on the Benefits Phone before 4:00 p.m. Eastern Time will be effective as of the close of business on the same business day. Changes made after 4:00 p.m. will be effective as of the close of the following business day. You may also make an investment change by completing a new investment election forms provided by the Plan Administrator.

                  As described earlier, you will be provided a statement showing the investment and value of your Plan Account as of the end of each calendar quarter. If you have any questions concerning the status of your Account, you should use the Benefits Phone or contact the Plan Administrator.


13. BECAUSE I CHOOSE MY INVESTMENTS, AM I RESPONSIBLE FOR THE INVESTMENT PERFORMANCE OF MY ACCOUNT?

                  Yes. Because you control the investment of your Account, you are responsible for the investment results. The Plan is intended to be covered by a special provision of federal law - Section 404(c) of ERISA and related Department of Labor regulations. Under this provision, fiduciaries of the Plan are relieved of liability for any losses which are the direct and necessary result of any investment instruction given by you.

                  The Investment Funds available under the Plan are described in Question 11. Question 11 and the other materials provided to you regarding the Investment Funds give information concerning the investment objectives and risk and return characteristics of each fund, information relating to the type and diversification of assets held by each fund, a description of any transaction fees and expenses which may affect your Account, and the designated investment manager (if any) for each fund.

                  Question 12 gives a description of how to invest in the various Investment Funds, an explanation of how to change the investment of your existing Pre-Tax and Rollover Account balances and your future contributions, and any limitations relating to your investment choices. Question 14 provides additional information concerning your investment in the NSI Stock Fund, as well as information about your ability to exercise voting, tender and similar rights with respect to the NSI Common Stock allocated to your Account.

                  All Participant investment elections are made by using the Benefits Phone or by completing investment election forms, both of which are administered by the Plan's recordkeeper. The recordkeeper also maintains your Account balance records and, together with the Trustee, is responsible for distributing Account statements and proxy materials related to NSI Common Stock to you. As a result of these procedures, your investment transactions and Account information remain confidential, including information relating to your holding of NSI Common Stock.

14. WHO EXERCISES THE VOTING AND SIMILAR RIGHTS WITH RESPECT TO THE NSI COMMON STOCK HELD BY THE PLAN?

                  You must direct the Trustee how to vote the shares of NSI Common Stock allocated to your Account on all matters presented to the NSI shareholders. You will be given the proxy materials provided to NSI shareholders, along with instructions as to how to direct the Trustee to vote your shares. If you do not direct the Trustee how to vote, the shares allocated to your Account will not be voted.

                  If there is a tender offer or exchange offer for the NSI Common Stock, you must also direct the Trustee whether to tender or exchange the shares allocated to your Account. If you fail to direct the Trustee regarding a tender or exchange offer, it will be treated as a direction not to tender or exchange the shares.

                  All Participant directions regarding the voting, tender, or exchange of NSI Common Stock will be transmitted directly to the Trustee. That way, your direction will remain confidential and no one at NSI will know how you voted.

                  If the Plan holds any shares of NSI Common Stock that are not allocated to Participants, the Investment Committee will determine how such shares are voted, and whether they will be tendered or exchanged.

15.      WHAT IF I NEED ADDITIONAL INFORMATION ABOUT AN INVESTMENT FUND?

                  You can obtain additional information through the Benefits Phone or by contacting the Plan Administrator at the address and telephone number listed in the Basic Plan Data (see page 27). The following information will be provided upon request for each Investment Fund (to the extent such information is relevant and available):

         - annual operating expenses of the Investment Fund that may affect the investment return;

         - copies of prospectuses, financial statements and reports, and listings of fund assets that have been furnished to the Plan; and

         - the value of shares or units in the Investment Fund (including those held in your Plan Account), as well as the past and current investment performance of the Investment Fund.

                  The Plan recognizes that it is important for you to have sufficient information concerning your investment choices, so please do not hesitate to use the Benefits Phone or contact the Plan Administrator to obtain the information you need.

                        BENEFITS AND PAYMENT OF BENEFITS

16.      WHEN CAN I RETIRE AND HOW MUCH OF MY ACCOUNT WILL BE PAID TO ME?

                  You will be entitled to receive the entire balance of your Plan Account if you retire at your Normal Retirement Date (the date you reach age 65). You may continue working for the Employer past your Normal Retirement Date and continue to participate in the Plan until you actually retire, as long as you continue to meet the Plan's eligibility requirements.

                  You will also be entitled to receive the entire balance of your Account if you retire on or after your Early Retirement Date (the date you reach age 55 and complete at least 6 Years of Service).


17.      WHAT WILL I RECEIVE IF I BECOME DISABLED?

                  If you become Disabled while actively working for the Employer, you will become 100% Vested and entitled to receive the entire amount in your Account. The Plan Administrator will determine whether you are Disabled based on competent medical evidence.

In making its determination, the Plan Administrator may require you to be examined by a physician at the Employer's expense. If it is determined that you are not Disabled, you will have the right to a review of that determination under the claims review procedure described in Question 33.

18.      WHAT WILL MY BENEFICIARY RECEIVE IF I DIE?

                  If you die while you are actively working for the Employer, you will become 100% Vested and your beneficiary (or beneficiaries) will be entitled to receive the entire amount in your Account paid in a single lump sum. When you become a Participant, the Plan Administrator will give you a form on which you will designate one or more beneficiaries. If you are married and wish to designate someone other than your spouse as your beneficiary, you will have to obtain a written, properly witnessed or notarized statement from your spouse consenting to the designation of an alternate beneficiary. If you are married at the time of death and have not properly designated another beneficiary, your surviving spouse will receive the entire amount of your Account.

                  Certain special rules apply to any Employee who became a Participant in the Plan prior to January 1, 1999:

                  - If you die before payment of your benefits start and you are married at the time of your death, your spouse will receive the entire amount in your Account payable in the form of an annuity for the life of your spouse. In lieu of a life annuity, your spouse may elect any of the optional forms of payment discussed in Question 20.

                  - If you are not married at the time of your death, or if your spouse consented in writing to your designation of another beneficiary, your entire Account will be paid to your designated beneficiary in a single lump sum payment.

                  - If you die after payment of your Vested Interest has begun, payments will continue to be made in accordance with your elected form of payment.

19.      WHAT WILL I RECEIVE IF I TERMINATE EMPLOYMENT PRIOR TO RETIREMENT?

                  If you quit your job or you are discharged by the Employer before you reach either your Normal Retirement Date or Early Retirement Date, you will be entitled to 100% of your Pre-Tax Contributions and Rollover Contributions (if any). You will also be entitled to the Vested portion of the Matching Contributions and Profit Sharing Contributions credited to your Account. Your Vested Interest in your Matching Contribution Account and Profit Sharing Account depends upon your Years of Service at the time you terminate employment. You will be credited with one Year of Service for each Plan Year in which you complete 1,000 or more Hours of Service with the Employer (see Question 26). If you worked at least one Hour of Service on or after January 1, 1999, your Vested Interest will be determined in accordance with the vesting schedule below:

            Completed                                 Amount Subject
         Years of Service       Vested Percentage     to Forfeiture
         ----------------       -----------------     --------------
            Less than 1               0%                  100%
                  1                  20%                   80%
                  2                  40%                   60%
                  3                  60%                   40%
                  4                  80%                   20%
              5 or more             100%                    0%

                  For example, if you have earned 3 Years of Service for vesting purposes at the time you terminate employment, you will be entitled to 60% of your Matching Contribution Account and Profit Sharing Account. If you are credited with 4 Years of Service, you would be 80% Vested, and so forth. The portions of your Matching Contribution Account and Profit Sharing Account in which you are not Vested will be "forfeited" and used to reduce the Employer's Matching Contributions for the Plan Year in which the forfeiture occurs. If you did not work an Hour of Service after December 31, 1998, your Vested Interest will be determined under the Plan's prior vesting schedule.

                  If your employment terminates when you are only partially Vested and any part of your Vested Interest is paid to you, you may have a right to "buy-back" the amount you forfeited. This "buy-back" right only applies if you are rehired before you have incurred 5 consecutive Breaks in Service, and you pay back to the Plan the full amount that was paid to you when you terminated employment. Any such repayment must be made not later than the 5th anniversary of your rehire. If you pay back the amount which you previously received, then the amount of forfeited Matching and/or Profit Sharing Contributions will also be restored. If you are rehired after 5 consecutive Breaks in Service, you cannot buy back the amount of Matching and/or Profit Sharing Contributions you forfeited.

                  If you have no Vested Interest in your Matching Contribution Account and Profit Sharing Account when you terminate employment, those accounts will be forfeited at the time your employment with the Employer terminates.

20.      WHEN AND HOW WILL MY ACCOUNT BE PAID?

                  Payment of your Account will generally be paid to you in a lump sum as soon as reasonably possible following the date on which you retire, become Disabled, or otherwise terminate employment. However, if your Vested Interest exceeds $5,000, you can delay payment until the date you attain age 65. In the event of your death, your Vested Interest will be paid to your beneficiary(ies) as described in Question 18.

                  In general, lump sum distributions will be paid in cash. However, if your Vested Interest exceeds $5,000, your Matching Contribution Account and Profit Sharing Account (which are automatically invested in the NSI Stock Fund) will be distributed in whole shares of NSI Common Stock, with any fractional shares paid in cash. If the number of whole shares of NSI Common Stock to be distributed is less than 100, you may elect to receive cash instead of shares. A Participant receiving a lump sum distribution may also elect to receive any remaining portion of his Account that is invested in the NSI Stock Fund in whole shares of NSI Common Stock (with fractional shares paid in cash).

                  When your Account becomes payable to you, you may also direct the Plan Administrator to transfer the amount in your Account directly to an IRA or to another tax-qualified retirement plan that accepts direct rollovers. At the time your Account becomes payable to you, the Plan Administrator will provide you with more information concerning this right.

                  Certain special distribution rules apply to any employee who became a Participant in the Plan prior to January 1, 1999:

         - If you are not married at the time your Plan Account is to be paid to you, you will automatically receive your benefits in the form of a single life annuity. This means that you will receive monthly annuity payments for the duration of your lifetime. Upon your death, no further payments will be made. In lieu of a life annuity, you may elect any of the optional forms of payment described below.

         - If you are married at the time your Plan Account is to be paid to you, you will automatically receive your benefits in the form of a qualified joint and survivor annuity. This means that you will receive monthly payments during your lifetime, and upon your death, your spouse will continue to receive monthly payments equal to 50% of the monthly payments you were receiving for the duration of his or her lifetime. In lieu of a qualified joint and survivor annuity, you and your spouse may elect any of the optional forms of payment described below. Your spouse's consent to an optional form of payment must be in writing and must be witnessed by a notary public or a Plan representative. The Plan Administrator will provide a form for this purpose.

         If you are subject to the special distribution rules described above, you may elect to receive your benefit in any of the following optional forms of payment. However, if the value of your Vested Interest is $5000 or less at the time it is to be paid to you, payment will automatically be made in a single lump sum.

                      Lump Sum -- Under this option, you will receive your Vested Interest in a single sum payment. If you elect this option, this single payment is the only payment you will receive from the Plan.

                      Installments -- Under this option, you will receive your Vested Interest in substantially equal, periodic installments over a period of time designated by you (not to exceed your life expectancy).

                      Single Life Annuity -- Under this option, you will receive your Vested Interest in monthly annuity payments for the duration of your lifetime. Upon your death, no further payments will be made.

                      Single Life Annuity with Period Certain -- Under this option, you will receive your Vested Interest in monthly annuity payments for a guaranteed period of 5,10 or 15 years (as you elect). This option is available with or without an installment refund.

                      50% or 100% Survivorship Annuities -- Under these options, you will receive reduced monthly annuity payments for the duration of your lifetime so that, upon your death, 50%, 66-2/3%, or 100% (as you choose) of the monthly amount you were receiving will continue to be paid to your beneficiary for his or her lifetime. (Your beneficiary may, but need not, be your spouse.)

                      Fixed Period Annuity -- Under this option, you will receive your Vested Interest in monthly annuity payments for a guaranteed number of months which is not less 60 and not more than the life expectancy of you and your beneficiary.

                       FEDERAL INCOME TAX CONSIDERATIONS

21. HOW ARE CONTRIBUTIONS TO THE PLAN TREATED FOR FEDERAL INCOME TAX PURPOSES, AND WHEN WILL I BE TAXED ON AMOUNTS CREDITED TO MY ACCOUNT?

                  The Plan and its related trust are intended to be qualified under Sections 401(a), 401(k), and 501(a) of the Internal Revenue Code of 1986, as amended. This means that, for federal income tax purposes, the Employer's Matching Contributions and Profit Sharing Contributions and your Pre-Tax Contributions are not taxed to you as income in the year such contributions are made. Instead, these amounts are taxed at the time your Account is paid to you. Taxes on the investment earnings on these contributions are also deferred until your Plan Account is paid to you.

                  Pre-Tax Contributions, as well as Matching Contributions and Profit Sharing Contributions made by the Employer, will be deductible by the Employer for federal income tax purposes.

22.      WHAT TAXES WILL APPLY TO MY PLAN DISTRIBUTION?

                  Any amounts paid to you from the Plan will generally be fully taxable as ordinary income in the year in which they are paid to you. However, if your lump sum distribution includes shares of NSI Common Stock, you may exclude from current taxation any "net unrealized appreciation" on such shares (i.e., the value of such stock at the time of distribution over its cost basis to the Plan). Also, if you receive a lump sum distribution after you attain age 59 1/2, special tax rules could apply to reduce the amount of income tax you would otherwise pay. If you receive a distribution before age 59 1/2 and it is not on account of your death, becoming Disabled, or termination of employment after attainment of age 55, you may have to pay a 10% excise tax in addition to regular income taxes.

                  You can postpone paying tax on your Plan distribution by rolling it over or having it directly transferred to another qualified plan or IRA. However, unless you have your distribution directly transferred to another qualified plan or an IRA, federal income tax will automatically be withheld.

                  You will receive additional information regarding special tax rules, rollovers, and direct transfers at the time you receive your Plan distribution.

                  TAX LAWS CHANGE FREQUENTLY. IF YOU HAVE SPECIFIC QUESTIONS CONCERNING THE INCOME TAX EFFECTS OF ANY PARTICULAR PLAN DISTRIBUTION, YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR.

                      WITHDRAWALS AND LOANS UNDER THE PLAN

23. MAY I WITHDRAW AMOUNTS FROM MY PLAN ACCOUNT PRIOR TO TERMINATION OF EMPLOYMENT?

                  Because the Plan is designed to help you save for your retirement, withdrawals while you are still employed should only be made when absolutely necessary. There are 2 types of withdrawals: (i) hardship withdrawals, and (ii) withdrawals after age 59 1/2.

                  HARDSHIP WITHDRAWALS

                  In the event you incur a financial hardship (as described below), you may request a hardship withdrawal by making written application on a form prescribed by the Plan Administrator. The amount you can withdraw is limited to your Pre-Tax Contributions, unless you were a Participant prior to January 1, 1998, in which case the amount available for withdrawal includes the Vested portion of your Matching Contribution Account and Profit Sharing Account. Earnings on your Pre-Tax Contributions may not be withdrawn.

                  You will only be eligible for a hardship withdrawal in the following circumstances:

         -        The withdrawal must be due to a financial emergency involving
                  (i) the payment of uninsured or unreimbursed medical expenses for you and/or your spouse or dependent (or necessary for those persons to obtain such services); (ii) the purchase of your principal residence (but not mortgage payments or rent);
                  (iii) the payment of post-secondary educational expenses for the next 12 months for your education or the education of your spouse, children, or dependents; or (iv) the payment of amounts necessary to prevent your eviction from your principal residence or the foreclosure on the mortgage on your principal residence. The existence of a financial emergency will be determined by the Plan Administrator.

         - The withdrawal request must state that you cannot satisfy the financial need (i) through insurance or other reimbursement,
                  (ii) by the sale of nonessential assets owned by you, your spouse, or minor children which are reasonably available to you, (iii) by ceasing or reducing your contributions to the Plan, (iv) by other distributions or loans available from any retirement plan, or (v) by obtaining a loan from a commercial source on reasonable terms.

         - Any hardship withdrawal must be for at least $1,000, and only one withdrawal will be permitted during any calendar year.

         - The amount of the withdrawal request must not exceed the amount necessary to satisfy the financial need, less any available resources described above. However, the amount of the withdrawal may include income taxes or penalties reasonably expected to result from the distribution.

         - If your request for a hardship withdrawal is approved, you will be suspended from making Pre-Tax Contributions (and receiving related Matching Contributions) for 12 months.

         - You must promptly submit any information required by the Plan Administrator regarding your hardship withdrawal request.

         - If your Account is invested in more than one Investment Fund, withdrawals will be made proportionately from each Investment Fund in which your Account is invested. All hardship withdrawals will be distributed in cash.

                  AGE 59 1/2 WITHDRAWals

                  Once you have reached age 59 1/2, you may, upon written notice to the Plan Administrator, withdraw all or any portion of your Vested Interest. You are limited to 2 such withdrawals during any 12-month period.

24.      CAN I GET A LOAN FROM THE PLAN?

                  If you are an actively-employed Participant, you may obtain a loan from the Plan by making a written request on the form prescribed by the Plan Administrator (or, if available, by using the Benefits Phone). The maximum amount you may borrow is the lesser of (i) 50% of your Vested Interest, or (ii) $50,000 (reduced by any outstanding loan balance due). The minimum amount you may borrow is $1,000. You cannot request more than one loan during any calendar year, and you can never have more than one Plan loan outstanding at a time.

                  If your Plan loan is approved, you must sign a promissory note agreeing to repay the amount of the loan, including interest, to the Trustee. The loan will be treated as a segregated investment of your Account and payments of principal and interest on the loan will be credited directly to your Account. The rate of interest on the loan will be determined by the Plan Administrator and it will reflect the rate in effect for similar loans on the date you apply for the loan. Loan initiation charges and annual loan maintenance fees will be charged against your Account.

                  All Plan loans will be subject to the following requirements:

         - payments must be substantially equal in amount over the term of the loan and must be made by payroll deduction (these payments are on an after-tax basis), although the final loan payment may be made by check,

         -        the loan must be repaid within 5 years,

         - prepayment of the loan will be permitted, but only if the total outstanding balance is paid in full,

         - 50% of your Vested Interest (or the amount of your loan, if less) will be security for the loan, and

         - if you leave employment or die, the balance of your loan will become immediately due and payable, and will be offset against any Plan distribution to you or your beneficiary.

You can obtain more information regarding loans from the Plan Administrator.

25.      CAN MY PLAN ACCOUNT BE ASSIGNED OR ATTACHED TO PAY A DEBT?

                  No. In general, your Plan Account cannot be pledged, assigned, encumbered, or attached in any way. Thus, for example, you cannot pledge your Plan Account to secure a personal loan from a bank. However, your Plan Account can be attached or assigned pursuant to a Qualified Domestic Relations Order ("QDRO"). A QDRO is a decree or order of a court relating to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent. In some cases, the Plan Administrator will need time to review a QDRO to make sure it meets certain legal requirements and, during that time, the Plan may restrict any withdrawals or distributions to you from your Plan Account.

                   YEARS OF SERVICE, VESTING AND REEMPLOYMENT

26. WHAT IS A YEAR OF SERVICE AND HOW DO YEARS OF SERVICE AFFECT MY INTEREST IN THE PLAN?

                  Subject to the Break in Service rules, you will accumulate one Year of Service for each Plan Year in which you complete 1,000 or more Hours of Service working for the Employer, including Plan Years prior to the date the Plan was established. Years of Service are used to determine the portion of your Plan Account in which you are "Vested". For a more detailed description of vesting and the vesting schedule, see Question 19. You are always 100% Vested in your Pre-Tax Contributions and Rollover Contributions.

27. IF I TERMINATE EMPLOYMENT AND AM LATER REHIRED, HOW CAN I BECOME A PARTICIPANT AGAIN?

                  As described earlier, you will cease to be an active Participant in the Plan if you retire or otherwise terminate employment. If you were a Participant in the Plan when you stopped working for the Employer, you will be eligible to participate in the Plan again as soon as practicable following your return to active employment with the Employer. You must complete a new election form before you may resume making Pre-Tax Contributions. If you stop working for the Employer, and you were not previously a Participant in the Plan, you must generally satisfy the participation requirements as if you were a new employee.

28.      IF I BECOME A PARTICIPANT AGAIN, WHAT HAPPENS TO MY EARLIER YEARS OF
         SERVICE?

                  If you terminate employment and incur a Break in Service, your earlier Years of Service will be counted upon your rehire if you had a Vested Interest in your Matching Contribution Account and/or Profit Sharing Account at the time of your Break in Service. Even if you did not have a Vested Interest in these accounts at the time of your Break in Service, your earlier Years of Service will be counted unless the number of consecutive Breaks in Service you incur is 5 or more. In all other cases, your prior Years of Service will not be counted upon your rehire.

                  For purposes of the Plan, a "Break in Service" is a Plan Year in which you are credited with 500 or less Hours of Service. Solely for the purpose of determining whether a Break in Service has occurred, however, if you are not working because of pregnancy, adoption, or the related care of a new child, you will receive credit for the service which would have been performed during that time except for such an absence.

                  An authorized leave of absence for military service does not constitute a Break in Service for Plan purposes. Any period during which you are on leave for military service will be considered service for the Employer, provided you return to work for the Employer at the end of such leave.

29.      WHAT IF I TRANSFER TO OR FROM EMPLOYMENT WITH ANOTHER DIVISION OF NSI?

                  If you transfer employment to a class of Employees not eligible to participate in the Plan, your Pre-Tax Contributions to the Plan will stop at the time of your transfer. You will, however, continue to receive vesting credit under the Plan for your subsequent employment with the NSI-related entities.

                  The amount in your Plan Account will not be paid to you at the time of transfer, but it will remain in the Plan. Your Account will be paid to you when you terminate employment with all NSI-related entities.

                  If you transfer employment to a class of Employees eligible to participate in the Plan, your prior service with NSI-related entities will be counted for eligibility and vesting purposes under the Plan. If you meet the eligibility requirements as of your date of transfer, you can participate in the Plan as soon as administratively practical after your transfer.

30.      WHO CAN ANSWER QUESTIONS CONCERNING YEARS OF SERVICE AND BREAKS IN
         SERVICE?

                  Generally, the Plan Administrator should be able to answer your questions. Because the rules governing these matters are very complicated, please feel free to ask questions when you have problems or are unclear as to the application of the rules in a particular situation.

                              PLAN ADMINISTRATION

31.      WHO MANAGES THE PLAN AND WHO PAYS THE PLAN'S EXPENSES?

                  The Plan is administered by the Plan Administrator, which is NSI. The Plan has retained INVESCO as recordkeeper to perform a number of administrative duties for the Plan. The Plan Administrator has the exclusive discretionary authority to interpret and construe the Plan and direct the payment of benefits under the Plan. Any interpretation or determination made pursuant to such discretionary authority will be upheld on judicial review, unless it is shown that the interpretation or determination was arbitrary and capricious. You should direct all claims for Plan benefits, as well as any questions concerning your rights under the Plan, to the Plan Administrator.

                  The fees and expenses related to investments under the Plan, including the investment management fees for the Investment Funds and the brokerage commissions, fees and other expenses related to the purchase and sale of NSI Common Stock, will be charged to the Investment Funds and the return earned by the funds will be net of such fees and expenses. Although the Plan provides for payment of administrative expenses from Plan assets, it is NSI's current intention to pay the Plan's administrative fees and expenses, including the administrative costs of the recordkeeper.

32.      WHAT YEAR DOES THE PLAN USE FOR ACCOUNTING AND OTHER PURPOSES?

                  The Plan and all of its records are kept on a Plan Year basis. The Plan Year is January 1 through December 31.

                             CLAIMS UNDER THE PLAN

33.      WHAT DO I DO IF I HAVE A DISPUTE OR A CLAIM RELATING TO MY ACCOUNT?

                  In the event your request for a Plan benefit is wholly or partially denied, you will receive a written notice of the denial from the Plan Administrator within 60 days of the date the dispute arose or the date the Plan Administrator received your initial claim. If special circumstances require an extension of the time in which to reply, written notice of such extension will be given to you before the end of the initial 60-day period. In no case will the additional period extend more than 60 days beyond the end of the initial decision period. If you do not receive a response to your claim for a Plan benefit within 60 days of the date you filed the claim, it will be considered denied.

                  The written notice of the decision will contain (i) specific reasons for the denial, (ii) specific references to the particular provisions in the Plan on which the denial is based, (iii) a description of any additional material or information necessary for you to submit, and (iv) an explanation of why such material or information is necessary. You will also be provided with the description of the Plan's claim review procedure which includes the right to examine all Plan documents and other papers which directly relate to your claim. You may have a representative (lawyer or other person) assist you in reviewing these documents and you or this representative may argue against the denial in writing by submitting your arguments and comments to the Plan Administrator. You have 60 days after receipt of the claim denial in which to request this review.

                  The Plan Administrator will generally make its decision on review within 60 days after receipt of your request for review or in some special circumstances within an additional period (not to exceed another 60 days) as may be necessary to decide the claim. It will be written in an understandable manner and will contain specific reasons for the decision and specific references to pertinent Plan provisions on which the denial is based. If you receive no response at all within the time allowed, the claim is considered denied.

                  As described earlier, the Plan Administrator has the discretionary authority to make determinations regarding claims for Plan benefits.

34. IS THE PLAN COVERED BY ERISA AND WHAT RIGHTS ARE AVAILABLE TO PARTICIPANTS UNDER THE PLAN OR UNDER ERISA?

                  The Plan is subject to certain provisions of ERISA, including those provisions that set standards of responsibility for Plan fiduciaries, establish minimum standards for participation and vesting, and require that each Participant be furnished with information concerning the Plan and its operations.

                  As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

                  (i) Examine, without charge, at the Plan Administrator's office and at other principal employer facilities, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and plan descriptions;

                  (ii) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator, for which the Plan Administrator may make a reasonable charge;

                  (iii) Receive a summary of the Plan's annual financial report, which the Plan Administrator is required by law to furnish you;

                  (iv) Obtain a statement telling you whether you have a right to receive benefits under the Plan at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work before you have a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

                  In addition to creating rights for the Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

                  No one, including NSI or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. As described above, if your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

                  Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

                  If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

                     AMENDMENT AND TERMINATION OF THE PLAN

35.      WHO HAS THE AUTHORITY TO AMEND THE PLAN?

                  NSI retains the authority to amend or revise the Plan at any time in its discretion. However, no such amendment can have the effect of taking away your Vested Interest in the Plan or causing any part of the trust fund to revert to NSI. Any amendment shall be pursuant to resolution of the Board of Directors of NSI or such other procedures as may be authorized by resolution of the Board.

36.      HOW LONG WILL THE PLAN BE CONTINUED?

                  The Plan has been established by NSI with the intention that it will be continued indefinitely. However, NSI reserves the right, at any time, to terminate or partially terminate the Plan. In the event of a termination or partial termination of the Plan, each Participant who is then actively employed by the Employer and who is affected by such action will become 100% Vested in his Plan Account, regardless of his Years of Service.

                                 MISCELLANEOUS

37.      IS THIS PLAN INSURED?

                  No. The insurance coverage of the Pension Benefit Guaranty Corporation only applies to certain types of pension plans and does not apply to defined contribution plans (such as this Plan) in which each Participant has an individual account.

38.      WHAT IS A TOP-HEAVY PLAN AND HOW DOES THE PLAN CHANGE IF IT BECOMES
         TOP-HEAVY?

                  Federal law requires the Plan to contain special provisions that apply in the event a significant portion of the Plan's assets become payable to highly-paid employees. These provisions, called "top-heavy rules", provide for more rapid vesting of Plan Accounts and certain minimum contribution levels if the Plan becomes top-heavy. The Plan is not top-heavy at the present time and it is unlikely it will ever become top-heavy. Therefore, the top-heavy rules will most likely not affect you. However, if the Plan ever becomes top-heavy, you will be notified.

39.      WHAT ADDITIONAL INFORMATION RELATING TO NSI IS AVAILABLE UPON REQUEST?

                  The following documents filed by NSI with the Securities and Exchange Commission are incorporated in and made a part of the prospectus by reference and are available without charge, upon written or oral request to the individual identified below:

         -        NSI's latest Annual Report on Form 10-K filed pursuant to
                  Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

         - All reports filed by NSI pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the year covered by NSI's annual report on Form 10-K referred to above;

         - The description of common stock contained in NSI's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

         - All other documents subsequently filed by NSI and the Plan pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all such securities that remain unsold.

                  The consolidated financial statements of NSI incorporated into this prospectus have been audited by Arthur Andersen & Co., independent auditors, at the dates and as set forth in their report incorporated herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  Other documents which are required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933 are available without charge, upon written or oral request.

                  Requests for additional documents should be directed to:
National Service Industries, Inc., NSI Center, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309, Attention: Allan Zeitlin, Vice President - Employee Benefits (telephone: (404) 853-1231).

                                BASIC PLAN DATA

Name of Plan:                       Enforcer Products 401(k) Plan


Plan Number:                        068


Plan Sponsor:                       National Service Industries, Inc.
                                    NSI Center
                                    1420 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309


Plan Sponsor's                      58-0364900
Employer Identification Number
("EIN"):


Plan Administrator:                 National Service Industries, Inc.
                                    NSI Center
                                    1420 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309
                                    Tel. No.: (404) 853-1000

                                    The Plan Administrator can be contacted
                                    through Allan Zeitlin, Director - Employee
                                    Benefits, at the address and telephone
                                    number set forth above.


Agent for Service                   David Levy, Executive Vice President,
of Legal Process:                   Administration
                                       and Counsel
                                    National Service Industries, Inc.
                                    NSI Center
                                    1420 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309

                                    Legal notices may also be served upon the Plan Trustee and Plan Administrator.


Plan Trustee:                       Institutional Trust Company
                                    400 Colony Square, Suite 2200
                                    1201 Peachtree Street, N.E.
                                    Atlanta, Georgia 30361

Plan Year:                          January 1 through December 31.

                                    GLOSSARY


         Benefit plans are a specialized subject and, of necessity, include some technical terms. Here, to help you understand them, are brief definitions:

         ACCOUNT - The combination of the Participant's accounts in the Plan - his Pre-Tax Account, his Matching Contribution Account, his Profit Sharing Account and his Rollover Account.

         BENEFITS PHONE - The automated telephone system which may be utilized to obtain information on, and engage in various transactions involving, your Plan Account.

         BREAK IN SERVICE - A Plan Year in which you are credited with 500 or less Hours of Service with the Employer or an affiliated company.

         COMPENSATION - The amount you are paid by the Employer during the Plan Year as wages, salary, overtime pay, bonuses, commissions, and all pre-tax contributions made by the Employer on your behalf to this or any other plan, to the extent not in excess of $160,000 (as adjusted by the Secretary of the Treasury for changes in the cost of living). Indirect payments such as (non-pre-tax) Employer contributions to this or any other plan, employee moving expenses, and income derived from stock purchase plans or stock options are excluded from Compensation.

         DISABLED - Your lasting inability, due to illness, accident, or other mental or physical incapacity to perform the customary duties of your job.

         EARLY RETIREMENT DATE - The date on which a Participant has both (i) attained age 55, and (ii) completed 6 Years of Service.

         EMPLOYER - Enforcer Products, Inc. and any affiliated company which is authorized by NSI to adopt the Plan.

         EMPLOYER CONTRIBUTION ACCOUNTS - Collectively, your Matching Contribution Account and your Profit Sharing Account.

         ERISA - The Employee Retirement Income Security Act of 1974, as amended from time to time.

         FORFEITURE - The respective portions of both your Matching Contribution Account and Profit Sharing Account in which you are not Vested at the time you terminate employment and which are used to reduce the Employer's Matching Contributions and/or Profit Sharing Contributions.

         HIGHLY COMPENSATED EMPLOYEE - An employee whose compensation is in excess of $80,000 (as adjusted by the government from time to time for changes in the cost of living).

         INVESCO - INVESCO Solutions, Inc., the recordkeeper for the Plan, which also provides the Benefits Phone and assists in providing information about your Plan Account.

         INVESTMENT COMMITTEE - The committee appointed by NSI which has the authority to establish the Investment Funds under the Plan, to select the investment advisors, and to manage and maintain the investment activities of the Plan.

         INVESTMENT FUNDS - The investment options under the Plan among which a Participant may direct the investment of his Account.

         MATCHING CONTRIBUTIONS - The contributions made by the Employer to match your Pre-Tax Contributions.

         MATCHING CONTRIBUTION ACCOUNT - The account to which the Matching Contributions made on your behalf are credited.

         NORMAL RETIREMENT DATE - The date on which a Participant attains age
65.

         NSI - National Service Industries, Inc.

         NSI COMMON STOCK - The common stock of National Service Industries, Inc., $1.00 par value.

         PARTICIPANT - An employee or former employee who has begun participating in the Plan and whose Plan Account has not yet been fully paid to him or her.

         PLAN - Enforcer Products 401(k) Plan, as set forth herein and as amended and/or restated from time to time.

         PLAN ADMINISTRATOR - NSI, or any person, group, or entity appointed by NSI to administer the Plan.

         PLAN YEAR - January 1 through December 31.

         PRE-TAX ACCOUNT - The account to which your Pre-Tax Contributions are credited.

         PRE-TAX CONTRIBUTIONS - The contributions you make to the Plan on a pre-tax basis, via payroll deduction.

         PROFIT SHARING ACCOUNT - The account to which any Profit Sharing Contributions made on your behalf are credited.

         PROFIT SHARING CONTRIBUTIONS - The contributions made by the Employer (at its discretion) to the Profit Sharing Accounts of Participants.

         ROLLOVER ACCOUNT - The account to which any rollover contributions are credited.

         ROLLOVER CONTRIBUTIONS - Any amounts transferred by (or for) you to your Plan Account from another tax-qualified retirement plan.

         VESTED or VESTED INTEREST - The portion of your Account which is non-forfeitable.

         YEAR OF SERVICE - A Plan Year in which you complete 1,000 or more Hours of Service for the Employer or an affiliated company. Your Years of Service will be determined starting with the Plan Year during which you commence employment.

                  INVESTMENT FUNDS AND INVESTMENT PERFORMANCE

                  This section provides additional information relating to the Investment Funds available under the Plan and an indication of the performance history of the Funds (or similarly managed investment vehicles). This material should be read in conjunction with the information in Questions 9 through 13 of this booklet.

INVESTMENT FUNDS

         Stable Value Fund

                  The Stable Value Fund is designed to preserve principal value while providing consistently high levels of current income and liquidity. Because interest rates paid in the market for short term investments change over time, the returns from the fund will also fluctuate. But, unlike stocks and bonds whose principal values go up and down, the Fund is designed to provide a stable principal value.

                  The Stable Value Fund is managed by PRIMCO Capital Management, an affiliate of INVESCO. PRIMCO is one of the largest managers of stable value funds in the United States, with over $15 billion in assets under management. The Stable Value Fund will be a separately managed account for participants in various plans sponsored by NSI.

                  The Fund invests in a diversified portfolio of investment contracts with insurance companies, banks, or other financial institutions. It may also invest in short-term securities such as commercial paper and certificates of deposit. Additionally, the Fund may invest in other fixed income securities such as bonds.

                  An investment contract is an agreement with an insurance company, bank or other financial institution that promises a specific rate of return for a period of time. The quality of the promise is based on the financial health of the issuing entity. Some contracts are enhanced by high-quality marketable securities.

                  Each investment is researched by the manager to ensure that it fits within the investment criteria. Every investment must have a minimum quality rating of AA-. As an additional quality control, the amount and the maturity of investment is determined by the quality rating. The lower the rating, the shorter the maturity of the investment and the smaller the amount of the portfolio that can be committed to the investment. Finally, the portfolio is structured in such a way that there is minimal risk of fluctuation of principal balances on a quarterly basis.

                  The overall portfolio will have an average quality rating of AA+. The average maturity of the Fund is to remain under 3 years.

                  The Stable Value Fund is operated as a "no-load" fund, meaning there are no fees to invest in, or transfer out of, the Fund. The Fund will pay PRIMCO an annual management fee not to exceed 0.15% of average net assets.

         The Balanced Fund

                  The Balanced Fund is a balanced portfolio of stocks and high-quality fixed income securities (primarily bonds). The Balanced Fund is managed by INVESCO Capital Management ("INVESCO Capital"), an affiliate of INVESCO and an internationally recognized investment management firm managing over $260 billion around the world. The assets of the balanced fund are invested in a commingled fund. Only employee benefit trusts qualified under
Section 401 of the Code are eligible to invest in this INVESCO Capital Fund.

                  The investment objective of the Balanced Fund is to achieve a high total return on investment through capital appreciation and current income, while reducing risk through diversification. Funds having an investment objective of seeking a high total return may be limited in their ability to obtain their objective due to limitations on the types of securities in which they may invest. Therefore, no assurance can be given that the Fund will be able to achieve its investment objective.

                  No more than 70% of the Fund's assets can be invested in either stocks or bonds. The portfolio manager employs a tactical asset allocation strategy to determine the appropriate mix between stocks and bonds based upon current market conditions. The manager will use measures of current market conditions to control risk by decreasing or increasing the equity exposure within the allowable ranges.

                  The Fund will have a minimum exposure to stocks and bonds of 30% each. The remaining 40% is adjusted between stocks and bonds based on current market conditions versus historical norms. The principal measure used to make this decision is the yield relationship between INVESCO Capital's stock universe and the 20-year Treasury bond. When the current relationship is in line with the historical norms, the portfolio's asset allocation is 60% in stocks and 40% in bonds. As the yield spread widens, stocks are emphasized; as it narrows, bonds are emphasized.

                  The stock portion of the portfolio focuses on the top 800 stocks on the New York Stock Exchange that have at least ten years of financial history. These stocks are subject to computer analysis to identify the top 250 companies that most effectively utilize their capital. This analysis is based on a proprietary model developed by INVESCO Capital.

                  Once the top 250 companies are identified, they are subjected to fundamental analysis by the portfolio managers. In this analysis, the manager seeks to identify those firms that are attractively priced, and those that appear likely to continue to perform in line with their historical financial patterns. This list is reduced to 100 stocks that the manager can use to build the stock portion of the portfolio. The manager typically holds between 40-50 stocks in the account.

                  The fixed income portion of the portfolio can invest in investment-grade bonds. The account is typically invested in intermediate (3-5 year average maturity) U.S. Government bonds. This fund may at times hold some investment-grade corporate bonds when the current yield on corporate bonds is sufficiently above U.S. Government securities to merit the additional risks. As with the asset allocation and equity decision, all fixed income decisions are based on current market conditions. No forecasting of interest rates is utilized.

                  The Balanced Fund is operated as a "no-load" fund, meaning there are no fees to invest in, or transfer out of, the Fund. The Fund will pay INVESCO Capital an annual management fee of 0.60% of the first $25 million of the Fund's average net assets and 0.25% on the Fund's average net assets above $25 million.

                  The Balanced Fund is described in a prospectus provided by the offeror of such fund, and you may obtain a copy upon request.

         Diversified Equity Fund

                  The investment objective of the Diversified Equity Fund is to achieve above average total return, consisting of capital appreciation and income. Amounts directed to the Diversified Equity Fund will be invested by the Plan in the John Hancock Independence Diversified Core Equity Fund ("John Hancock Fund"), an investment fund for institutional investors such as the Plan. The investment manager for the John Hancock Fund is Independence Investment Associates, Inc., an affiliate of John Hancock Life Insurance Company.

                  The Fund will diversify its investments to create a portfolio with a risk profile and characteristics similar to the Standard & Poor's 500 Stock Index. Consequently, the Fund will invest in a number of industry groups without concentration in any particular industry. The Fund's investments will be subject to the market fluctuation and risks inherent in all securities. There can be no assurance that the Fund will achieve its objective.

                  Under normal conditions, the Fund invests approximately 90% of its total assets in common stocks. On average, the Fund's investment in common stocks will exceed 90% of its total assets. The Fund will focus on securities of companies which the Fund's management believes offer outstanding capital growth and/or income potential over both the intermediate and long term. The Fund's management considers stocks which combine value and improving fundamentals to be attractive investments for the Fund. In determining what constitutes "value," the Fund's management seeks stocks with the following attributes: high growth relative to price/earnings ratio, rising dividend stream, and high asset value. To determine whether a company's stock exhibits improving fundamentals, the Fund's management looks for accelerating earnings growth, positive earnings surprises when compared to the market's expectations and favorable cyclical timing.

                  The Fund may invest in the securities of foreign issuers in the form of American Depository Receipts (ADRs). ADRs (sponsored and unsponsored) are receipts, typically issued by U.S. banks, which evidence ownership of underlying securities issued by a foreign corporation. An investment in foreign securities including ADRs may be affected by changes in currency rates and in exchange control regulations.

                  The Fund may also invest in fixed-income securities. All fixed income securities purchased by the Fund, however, must be rated A or better by Moody's Investors Service, Inc. or Standard and Poor's Corporation or, if unrated, determined to be of comparable quality by the Fund's Adviser.

                  The Fund is operated as a "no-load" fund, meaning there are no fees to invest in, or transfer out of, the Fund. The Fund pays a monthly fee to the Adviser for managing the Fund's investment and business affairs, which is equal on an annual basis to 0.50% of the Fund's average daily net assets. The Fund pays fees to its independent Trustees, the expenses of the continuing registration and qualification of its shares for sale, the charges of custodians and transfer agents, and auditing and legal expenses. The Adviser may, from time to time, agree that all or a portion of its fee will not be imposed for specific periods or make other arrangements to limit the Fund's expenses to not more than a specified percentage of average net assets. The Adviser retains the right to impose such fees and recover any other payments to the extent annual expenses fall below the limit at the end of the fiscal year. Currently, the Adviser has voluntarily agreed to limit the Fund's total annual expenses until further notice to 0.70% of the Fund's average net assets.

                  The Fund has adopted a distribution plan under Rule 12b-1 under the Investment Company Act of 1940, but payment of fees under the plan has been suspended until further notice is given to shareholders. The Fund does not intend to activate the distribution plan payments in the immediate future.

                  The John Hancock Fund is described in a prospectus provided by the offeror of such fund and you may obtain a copy upon request.

         NSI Stock Fund

                  This Fund will invest primarily in NSI Common Stock. Because the Fund will only hold one stock, it lacks diversification and may be subject to higher risks and greater fluctuation than a diversified portfolio. You may not direct that more than 50% of your Account be invested in this Fund.

                  Shares of NSI Common Stock will be purchased in the open market in privately negotiated transactions, or from NSI at prices not in excess of the fair market value of the NSI Common Stock on the date of purchase. All dividends received will be reinvested in the Fund. Sales of shares will also be made in the open market, in privately negotiated transactions or, under certain circumstances, to NSI. The Trustee, or the agent designated to acquire or sell shares, may limit the daily volume of purchases and sales to the extent it believes it will be in the interest of the Fund to do so.

                  With respect to these purchases and sales, the cost charged or proceeds credited to each affected Participant's Account shall be the average cost for all shares purchased or sold under the Plan during a period elected by the Plan Administrator or its designee. Brokerage commissions, transfer taxes and other expenses, if any, shall be included in the cost or subtracted from the gross proceeds of purchases or sales of NSI Common Stock. There are no separate fees to invest in, or transfer out of, this Fund and this Fund has no separate management fee.

                  Any NSI Common Stock received by the Trustee as a stock split or dividend, or as a result of a reorganization or other recapitalization of NSI, shall be allocated to each Participant's Account in the same manner as the NSI Common Stock to which it is attributable has been allocated. Any rights to subscribe to additional shares of NSI Common Stock shall be sold by the Trustee, and the proceeds from the sale of any such rights shall be used to purchase additional shares of NSI Common Stock, which additional shares shall be allocated to each Participant's Account in the same manner as the NSI Common Stock has been allocated.

                  With regard to shares of NSI Common Stock distributed to Participants, persons who are not "affiliates" of NSI may freely resell such stock. Resales of NSI Common Stock by persons who may be considered "affiliates" of NSI, which may include executive officers, directors and 10% shareholders, may be made only in compliance with all of the provisions of Rule 144, promulgated under the Securities Act of 1933, other than the one-year holding period requirement, or pursuant to a registration statement for the sale of such shares. In general, with respect to shares acquired by affiliates pursuant to the Plan, under Rule 144 an affiliate (and persons whose shares are aggregated with such affiliate) is entitled to sell within any three-month period a number of shares (including shares received other than pursuant to the Plan) that does not exceed the greater of one percent of the then outstanding shares of NSI's Common Stock or the average weekly trading volume of such stock on the New York Stock Exchange during the four calendar weeks preceding the sale.

                  International Fund

                  The investment objective of the International Fund is to achieve long-term growth of capital. The International Fund is managed by Templeton Investment Counsel, Inc.

                  The Fund seeks to achieve long-term capital growth through a flexible policy of investing in equity securities and debt obligations of companies and governments outside the U.S. The Fund will invest at least 65% of its total assets in foreign equity securities, and may also invest up to 35% of its total assets in debt securities when, in the judgment of the investment manager, the capital appreciation available through such investment outweighs the potential for capital growth through investment in stocks. In selecting securities for the Fund, the investment manager attempts to identify those companies in various countries and industries where economic and political factors, including currency movements, are likely to produce above-average opportunities for capital appreciation. The Fund may invest up to 5% of its assets and warrants (excluding warrants acquired in units or attached to securities), and up to 10% of its assets in illiquid securities. The Fund will not invest more than 5% of its total assets in any of the following: (i) debt securities rated lower than BBB by S&P or Baa by Moody's, (ii) structured investments, and (iii) securities of Russian issuers. The Fund may borrow up to one-third of the value of its total assets and may lend portfolio securities with an aggregate market value of up to one-third of its total assets. The Fund may purchase and sell put and call options on securities or indices, provided that (i) the value of the underlying securities on which options may be written at any one time will not exceed 25% of the Fund's total assets, and (ii) the Fund will not purchase put or call options if the aggregate premium paid for such options would exceed 5% of its total assets. The Fund may enter into forward foreign currency contracts and may purchase and write put and call options on foreign currencies. For hedging purposes only, the Fund may buy and sell financial futures contracts, stock index futures contracts, foreign currency futures contracts and options on any of these futures contracts, provided that (i) the Fund will not commit more than 5% of its total assets to initial margin deposits on future contracts and related options, and (ii) the value of the underlying securities on which futures contracts will be written at any one time will not exceed 25% of the total assets of the Fund.

                  The Fund's investments are subject to market fluctuation and risks inherent in all securities. There can be no assurance that the Fund will achieve its objectives.

                  The Fund is operated as a "no-load" mutual fund, meaning there are no fees to invest in, or transfer out of, the Fund. The Fund pays a fee to its investment manager for managing the Fund's investment and business affairs, as well as the operating expenses of the Fund. For the fiscal year ending December 31, 1997, the Fund paid management fees equal to .70% of average net assets; the total operating expenses including management fees equaled .84% of average net assets.

                  The International Fund is described in a prospectus provided by the offeror of such fund, and you may obtain a copy upon request.

                  Small Company Growth

                  The investment objective of the Small Company Growth Fund is to achieve long-term capital growth. The Small Company Growth Fund is managed by INVESCO Funds Group, Inc., a wholly owned subsidiary of AMVESCAP PLC., an internationally recognized investment management firm managing over $260 billion around the world.

                  The Fund will invest 65% or more of its assets in equity securities of companies with market capitalizations of one billion dollars or less at the time of purchase ("Small Cap Companies"). The balance of the Fund's assets may be invested in the equity securities of companies with market capitalizations in excess of one billion dollars, debt securities and short-term investments. The Fund's investments in debt securities include U.S. government and corporate debt securities. The short term investments of the Fund (used to meet current cash requirements, such as to satisfy requests to redeem shares from the Fund) may consist of U.S. government and agency securities, domestic banks' certificates of deposit and bankers' acceptances and commercial paper.

                  When investing in Small Cap Companies, the Fund primarily looks for companies in the developing stages of their life cycle, which are undervalued in the marketplace, have earning which may be expected to grow faster than the U.S. economy in general, and/or offer the potential for accelerated earnings growth due to rapid growth of sales, new products, management changes or structural changes in the economy. The Fund is actively traded. Because the Fund's strategy highlights many short-term factors
- current information about a company, investor interest, price movements of the company's securities and general market and monetary conditions - securities may be bought and sold relatively frequently, the Fund's portfolio turnover may be higher than many other mutual Funds, sometimes exceeding 200%.

                  The Fund's investments are subject to market fluctuation and risks inherent in all securities. There is no assurance that the Fund's investment objective will be met.

                  The Fund is operated as a "no-load" mutual fund, meaning there are no fees to invest in, or transfer out of, the Fund. The Fund will pay INVESCO a monthly management fee based upon a percentage of the Fund's average net assets determined daily. The management fee is computed at the annual rate of .75% on the first $350 million; .65% on the $350 million; and .55% on the Fund's average net assets over $700 million. The Fund's expenses, which are accrued daily, are deducted from total income before dividends are paid. Total expenses of the Fund (prior to any expense offset arrangements) for the fiscal year ended May 31, 1998, including investment advisory fees amounted to 1.48% of the Fund's net assets. If necessary, certain Fund expenses will be absorbed voluntarily by INVESCO in order to ensure that the Fund's total operating expenses (after expense offset arrangements) will not exceed 1.5% of the Fund's average net assets.

                  The Small Company Growth Fund is described in a prospectus provided by the offeror of such fund, and you may obtain a copy upon request.

                  S&P 500 Index

                  The investment objective of the S&P 500 Index Fund is to parallel the performance of the Standard and Poor's 500 Composite Stock Price Index, which emphasizes stock of large U.S. companies. The S&P 500 Index Fund is managed by Vanguard Group, a family of more than 30 investment companies with more than 95 distinct investment portfolios and total net assets of more than $360 billion.

                  The Fund employs a passively managed investment or index approach. The Fund holds each stock found in the S&P 500 Index in roughly the same proportions as represented in the index itself. For example, if 5% of the S&P 500 Index were made up of the assets of a specific company, the Fund would invest the same percentage of its assets in that company.

                  The Fund's investments will be subject to market fluctuation and risks inherent in all securities. The Fund is also subject to objective risk, which is the possibility that the returns from the S&P 500 Index will trail returns from the overall stock market.

                  The Fund is operated as a "no-load" mutual fund, meaning that there are no fees to invest in, or transfer out of, the Fund. Expenses of the Fund relating to investment advisory fees as well as fees for administering the Fund, providing services, and other activities are deducted from the

Fund's income. The Fund's operating expenses for the fiscal year ending December 31, 1997 was .19% of net assets.

                  The S&P 500 Index Fund is described in a prospectus provided by the offeror of such fund, and you may obtain a copy upon request.

                  Bond Index

                  The investment objective of the Bond Index Fund is to match to total rate of return of the Lehman Brothers Aggregate Index during a calendar year. The Bond Index Fund is managed by State Street Global Investors.

                  The Fund employs a passive bond indexing strategy. It seeks to match the returns of the Lehman Brothers Aggregate Index by investing in a well-diversified portfolio that is representative of the domestic investment grade bond market. The Fund will invest in U.S. Treasury, agency, corporate, mortgage-backed and asset-backed securities. Overall sector and quality ratings are also matched to the index, with individual securities selection based upon criteria generated by the Fund's credit research group, security availability, and its impact on the portfolio's weightings.

                  The Fund is operated as an institutional commingled fund. Expenses of the Fund relating to investment advisory fees as well as fees for administering the Fund, providing services and other activities are deducted from the Fund's income. The Fund's operating expenses for the year ending December 31, 1997 were .20% of net assets.

INVESTMENT PERFORMANCE

The following table reflects historical percentage gain (loss) if investments had been made during such period in the Investment Funds (or in a similarly managed fund or investment). The performance data represents past performance and the results may not be indicative of future performance. The footnotes to the table should be read in conjunction with the performance figures presented for each Fund.

-----------------------------------------------------------------------------------------------------------------------
                                             INVESTMENT GAIN (LOSS) PERCENTAGE
-----------------------------------------------------------------------------------------------------------------------
                                                                                       SMALL        S&P
               STABLE                  DIVERSIFIED       NSI                          COMPANY       500        BOND
               VALUE      BALANCED       EQUITY         STOCK       INTERNATIONAL      GROWTH       INDEX      INDEX
-----------------------------------------------------------------------------------------------------------------------
    Year
-----------------------------------------------------------------------------------------------------------------------
    1998        6.41%      13.57%         30.16%       -21.13%          10.16%          14.90%      28.79%     8.84%
-----------------------------------------------------------------------------------------------------------------------
    1997        6.80%      25.50%         29.40%        36.30%          11.43%          -7.08%      33.20%    12.07%
-----------------------------------------------------------------------------------------------------------------------
    1996        6.90%      14.50%         19.90%        17.50%          21.58%          55.78%      23.10%       NA
-----------------------------------------------------------------------------------------------------------------------
    1995        7.18%      29.85%         36.57%        31.29%          13.00%           4.98%      37.50%       NA
-----------------------------------------------------------------------------------------------------------------------
    1994        7.80%       3.40%         -1.40%         4.30%           0.24%          15.34%       1.30%       NA
-----------------------------------------------------------------------------------------------------------------------
    1993        5.80%       13.9%         16.80%         3.20%          34.03%          30.95%      10.00%       NA
-----------------------------------------------------------------------------------------------------------------------
                                    ANNUAL COMPOUND RATES OF RETURN ENDING DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------------------
   3 Year       6.62%      17.69%         26.49%         7.67%          14.28%          14.91%      28.33%       NA
-----------------------------------------------------------------------------------------------------------------------
   5 Year       6.95%      16.87%         22.02%          N/A           11.07%          13.69%      24.13%       NA
-----------------------------------------------------------------------------------------------------------------------

Stable Value - Numbers for years 1993-1998 represent performance of the INVESCO Retirement Trust Stable Value Fund.

Balanced - Numbers represent the composite performance of the INVESCO Retirement Trust Flex Fund and conform to standards set by the Association of Investment Management Research, a non-profit organization that maintains standards for professional investment advisers.

Diversified Equity - Numbers represent the composite performance of Independence Investment Associates for all core diversified equity assets under management and conform to standards set by the Association of Investment Management Research, a non-profit organization that maintains standards for professional investment advisers.

NSI Stock - Numbers represent the change in value, including dividends, of a share of NSI stock for the appropriate years.

International - Numbers represent the total return of the Fund, including the reinvestment of dividends and capital gains.

Small Company Growth - Numbers represent the total return of the Fund, including the reinvestment of dividends and capital gains.

S&P 500 Index - Numbers represent the total return of the Fund, including the reinvestment of dividends and capital gains.

Bond Index - Inception date of the Bond Index Fund was January 1, 1997.

Further information regarding performance, portfolio composition, etc. is available upon request. All material is compiled from sources believed to be reliable, but accuracy cannot be guaranteed.